Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of January 27, 2020 by and among Ovintiv Inc., a Delaware corporation, as issuer (the “Corporation”), Newfield Exploration Company, a Delaware corporation, as guarantor (the “Existing Guarantor” or “Newfield”), Ovintiv Canada ULC, an unlimited liability corporation existing under the laws of British Columbia, Canada, as guarantor (the “New Guarantor” and together with the Existing Guarantor, the “Guarantors”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Corporation (which became the successor issuer under the Indenture (as defined below) pursuant to a second supplemental indenture, dated as of January 24, 2020, among the Corporation, Encana Corporation, the Existing Guarantor and the Trustee) and the Trustee are parties to that certain indenture, dated as of August 13, 2007 (as amended and supplemented, the “Indenture”), under which the Corporation may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which the Corporation’s 6.625% Notes due 2037 and 6.50% Notes due 2038 (collectively, the “Securities”), which together constitute all of the issued and outstanding series of securities issued pursuant to the Indenture as of the date hereof, were issued;

WHEREAS, Section 901(11) of the Indenture provides that without the consent of any Holders, the Corporation, when authorized by or pursuant to a Board Resolution, and the Trustee, may enter into one or more indentures supplemental thereto, for the purpose of making any provisions with respect to matters arising under the Indenture; provided such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Existing Guarantor has heretofore executed and delivered to the Trustee a first supplemental indenture, dated March 1, 2019, to the Indenture pursuant to which the Existing Guarantor agreed to fully and unconditionally guarantee (the “Existing Guarantee”) the due and punctual payment of the principal of, premium, if any, and interest on the Securities;

WHEREAS, the New Guarantor, a wholly-owned subsidiary of the Corporation, desires to fully and unconditionally guarantee, jointly and severally with the Existing Guarantor, the due and punctual payment of the principal of, premium, if any, and interest on the Securities (the “Guarantee” and together with the Existing Guarantee, the “Guarantees”) of the Corporation;

WHEREAS, Newfield has outstanding the following series of debt securities: (i) 5 3/4% senior notes due 2022 (the “2022 Newfield Notes”); (ii) 5 5/8% senior notes due 2024 (the “2024 Newfield Notes”); and (iii) 5 3/8% senior notes due 2026 (the “2026 Newfield Notes” and together with the 2022 Newfield Notes and the 2024 Newfield Notes, the “Newfield Notes”), pursuant to an indenture (the “Newfield Indenture”), dated as of February 28, 2001, among Newfield and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), a national banking association, as trustee;

WHEREAS, the New Guarantor has fully and unconditionally guaranteed the due and punctual payment of the principal of, premium, if any, and interest on the Newfield Notes, pursuant to a fifth supplemental indenture, dated as of March 1, 2019, to the Newfield Indenture; and

WHEREAS, the entry into of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Corporation, the Guarantors and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

1.    Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2.    Guarantee.

2.1.	Agreement to Guarantee.

The New Guarantor hereby fully and unconditionally guarantees, jointly and severally with the Existing Guarantor, to each Holder of Securities, the due and punctual payment of the principal of, premium, if any, and interest on the Securities, and the due and punctual payment of any Additional Amounts that may be payable with respect to such Securities, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Indenture. In case of the failure of the Corporation punctually to make any such payment of principal, premium, if any, or interest, or any Additional Amounts that may be payable with respect to the Securities, the New Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Corporation.

The New Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Securities, the Indenture or this Supplemental Indenture, any failure to enforce the provisions of the Securities, the Indenture or this Supplemental Indenture, or any waiver, modification or indulgence granted to the Corporation with respect thereto or hereto, by the Holder of the Securities or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the New Guarantor, increase the principal amount of the Securities, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Corporation, any right to require a proceeding first against the Corporation, protest or notice with respect to the Securities or the indebtedness evidenced thereby, or with respect to any Additional Amounts that may be payable with respect to the Securities and all demands whatsoever, and covenants that its obligations under this Section 2.1 will not be discharged except by statute of limitation or payment in full of the principal of, premium, if any, and interest on and any Additional Amounts that may be payable with respect to the Securities.

The New Guarantor shall be subrogated to all rights of each Holder of the Securities, the Trustee and any Paying Agent against the Corporation in respect of any amounts paid to such Holder by the New Guarantor pursuant to the provisions of this Section 2.1; provided, however, that until the principal of, premium, if any, and interest on all Securities issued under the Indenture and Additional Amounts with respect to such Securities shall have been paid in full, such rights shall be exercised and enforced by the New Guarantor only in such manner and on such terms as the Trustee may require or approve.

Any term or provision of the Indenture and this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Securities guaranteed hereunder by the New Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the New Guarantor without rendering the Guarantee, as it relates to the New Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Supplemental Indenture, the New Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Indenture shall apply to the New Guarantor and that the Guarantors and the Corporation, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Indenture.

2.2.	Execution and Delivery.

To evidence its Guarantee set forth in Section 2.1 hereof, the New Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of the New Guarantor by one or more authorized officers or persons holding an equivalent title.

The New Guarantor hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Securities.

2.3.	Release of Guarantee.

The Guarantee shall be automatically and unconditionally released and discharged, and the New Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under the Guarantee and its obligations under the Indenture, without any action by the Corporation, the New Guarantor or the Trustee, upon the occurrence of any of the following:

(1)

such time as the New Guarantor’s guarantees of the Newfield Notes are released and discharged, whether because such Newfield Notes have matured or have been redeemed or repurchased and cancelled, or otherwise;

(2)	satisfaction and discharge of the Indenture in accordance with Article 4 of the Indenture; or

(3)	defeasance of the Securities in accordance with Article 14 of the Indenture.

Upon any such occurrence specified in this Section 2.3, if requested by the Corporation, the Trustee shall, at the Corporation’s expense, execute any documents reasonably requested by the Corporation in order to evidence such release and discharge.

3.    Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

4.    Responsibility of Trustee. The Trustee shall not be responsible for the validity as to the Corporation, the New Guarantor or the Existing Guarantor or sufficiency of this Supplemental Indenture or as to the due execution hereof by the Corporation, the New Guarantor or the Existing Guarantor or as to recitals of fact contained herein, all of which are made solely by the Corporation, the New Guarantor and the Existing Guarantor.

5.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.    Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7.    Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

8.    Acknowledgment of Existing Guarantor. The Existing Guarantor hereby acknowledges the First Supplemental Indenture, and the Existing Guarantee provided thereunder, and acknowledges that the Guarantees are joint and several obligations of the Guarantors.

9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.    Severability. In case any provision in this Supplemental Indenture (including the Guarantee provided herein) or in the Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.    Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first above written.

OVINTIV INC., as Issuer

By:	/s/ Corey D. Code
Name:	Corey D. Code
Title:	Executive Vice-President & Chief Financial Officer

By:	/s/ Joanne L. Alexander
Name:	Joanne L. Alexander
Title:	Executive Vice-President, General Counsel & Corporate Secretary

[Signature Page to Third Supplemental Indenture to 2007 Indenture (Guarantee)]

OVINTIV CANADA ULC, as Guarantor

By:	/s/ H. Jason Verhaest
Name:	H. Jason Verhaest
Title:	Treasurer

By:	/s/ Jeremy P. Frydman
Name:	Jeremy P. Frydman
Title:	Assistant Treasurer

NEWFIELD EXPLORATION COMPANY, as Guarantor

By:	/s/ David G. Hill
Name:	David G. Hill
Title:	Vice-President

[Signature Page to Third Supplemental Indenture to 2007 Indenture (Guarantee)]

THE BANK OF NEW YORK MELLON, Trustee

By:	/s/ Wanda Camacho
Name: Title:	Wanda Camacho Vice President

[Signature Page to Third Supplemental Indenture to 2007 Indenture (Guarantee)]